UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):      September 20, 2012

AdCare Health Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Ohio	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1145 Hembree Road

Roswell, Georgia 30076

(Address of Principal Executive Offices)

(678) 869-5116

(Registrant’s telephone number, including area code)

Not applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated herein by this reference.

Item 1.02                                           Termination of a Material Definitive Agreement.

On September 20, 2012, certain subsidiaries of AdCare Health Systems, Inc. (“AdCare”) terminated and paid off all amounts outstanding under that certain Credit Agreement (as amended or modified, the “Gemino Credit Facility”), dated October 29, 2010, between certain subsidiaries of AdCare and Gemino Healthcare Finance, LLC (“Gemino”).

The Gemino Credit Facility was a secured credit facility for borrowings up to $7,500,000, which was to mature on October 29, 2013.  As of September 20, 2012, the amount outstanding in principle balance was $4,222,891.25, which was paid from funds made available to AdCare from the New PrivateBank Credit Facility (as hereinafter defined).  Interest accrued on the principal balance outstanding of the Gemino Credit Facility at an annual rate equal to the LIBOR rate plus the applicable margin of 4.75% to 5.00%, depending on the principal amount outstanding. The Gemino Credit Facility contained various financial covenants and other restrictions, including a fixed charge cover ratio and maximum loan turn days, as well as a borrowing base restriction.

Upon termination of the Gemino Credit Facility, all accrued but unpaid interest, legal fees and other charges were also paid.  No material early termination penalties were incurred by AdCare as a result of the termination.

Certain subsidiaries of AdCare remain borrowers under a separate $2,000,000 credit facility with Gemino further described in Item 2.03 of this Current Report on Form 8-K under the caption “Bonterra Amendment.”

Item 2.03                                           Creation of a Direct Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

PrivateBank Credit Facility

On September 20, 2012, in connection with the payoff of the Gemino Credit Facility described in Item 1.02 above, certain subsidiaries of AdCare (the “New Borrowers”) entered into a Loan and Security Agreement (the “New PrivateBank Credit Facility”), dated September 20, 2012, between the New Borrowers and The PrivateBank and Trust Company (“PrivateBank”).  The New PrivateBank Credit Facility provides for a three-year $10,600,000 principal amount senior secured revolving credit facility.

The New PrivateBank Credit Facility matures on September 20, 2015.  Interest on the New PrivateBank Credit Facility accrues on the principal balance thereof at an annual rate of the greater of: (i) 1% plus the prime interest rate per annum; or (ii) 5% per annum, and payments for the interest are payable monthly, commencing on October 1, 2012.  The New PrivateBank Credit Facility may be prepaid at any time without premium or penalty, provided that such prepayment is accompanied by a simultaneous payment of all accrued but unpaid interest through the date of prepayment.  The New PrivateBank Credit Facility is secured by a first priority security interest in the real property and improvements constituting nursing facilities owned and operated by AdCare and the New Borrowers.  AdCare has unconditionally guaranteed all amounts owing under the New PrivateBank Credit Facility.

The New PrivateBank Credit Facility contains customary events of default, including material breach of representations and warranties, failure to make required payments, failure to comply with certain agreements or covenants and certain events of bankruptcy and insolvency. Upon the occurrence of an event of default, PrivateBank may cause the maturity of the New PrivateBank Credit Facility to be accelerated.

In connection with entering into the New PrivateBank Credit Facility, certain affiliates of AdCare and the New Borrowers, as applicable, also entered into subordination of lease liens and subordination of management and consulting agreements, each containing customary terms and conditions.

Proceeds from the New PrivateBank Credit Facility were used, among other things, to: (i) payoff all amounts outstanding under a separate $2,000,000 credit facility with PrivateBank under which certain subsidiaries of AdCare were borrowers; and (ii) payoff all amounts outstanding under the Gemino Credit Facility.

Certain subsidiaries of AdCare are also borrowers under: (i) a credit facility with PrivateBank used to fund the purchase price of the acquisition of the Glenview Health & Rehabilitation facility located in Georgia; (ii) a credit facility with PrivateBank used to fund the purchase price of the acquisition of the Little Rock Health & Rehab facility, Northridge Healthcare and Rehabilitation facility and Woodland Hills Healthcare and Rehabilitation facility located in Arkansas; and (iii) a credit facility with PrivateBank used to fund the purchase price of the acquisition of the Eaglewood Village facility and Woodland Manor facility located in Ohio.

Bonterra Amendment

On September 20, 2012, ADK Bonterra/Parkview, LLC (“Bonterra”), a wholly owned subsidiary of AdCare, entered into a Second Amendment to Credit Agreement (“Amendment”) with Gemino Healthcare Finance, LLC (“Gemino”), which amended that certain Credit Agreement, dated April 27, 2011, between Bonterra and Gemino (as amended, the “Bonterra Credit Facility”). The Amendment, among other things: (i) extends the term of the Bonterra Credit Facility from October 29, 2013 to January 31, 2014; and (ii) amends certain financial covenants regarding Bonterra’s fixed charge coverage ratio, maximum loan turn days and applicable margin.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2012	ADCARE HEALTH SYSTEMS, INC.

/s/ Martin D. Brew
Martin D. Brew
Chief Financial Officer